UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  May 31, 2011 (May 30, 2011)

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation)	1-32532 (Commission File Number)	20-0865835 (IRS Employer Identification No.)

50 E. RiverCenter Boulevard P.O. Box 391 Covington, Kentucky (Address of principal executive offices)	41012-0391 (Zip Code)

(859) 815-3333
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On May 30, 2011, Ashland Inc. (“Ashland”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with the shareholders (the “Sellers”) of International Specialty Products Inc., a privately-held Delaware corporation (“ISP”).  Pursuant to the Stock Purchase Agreement, Ashland will acquire all of the outstanding equity interests of ISP (the “Acquisition”) for a purchase price of $3.2 billion in cash.  The purchase price will be reduced by the amount of ISP’s net indebtedness at closing.  The purchase price is also subject to a post-closing adjustment based on changes in ISP’s net Working Capital (as defined in the Stock Purchase Agreement) at closing.  In addition, the purchase price will be subject to post-closing adjustment to the extent that certain termination costs for interest rate hedging swaps, certain change in control payments and accrued pension and other post-employment benefit liabilities of ISP exceed specified amounts.

Each of Ashland and the Sellers has made customary representations and warranties and has agreed to customary covenants in the Stock Purchase Agreement.  The consummation of the Acquisition is subject to the satisfaction or waiver of customary closing conditions, including the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the European Commission pursuant to the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.  The obligations of Ashland to close the Acquisition are not subject to the availability of financing.  The Acquisition is expected to close in the quarter ending September 30, 2011.

The Stock Purchase Agreement is subject to termination by either Ashland or the Sellers for various reasons, including the failure of the Acquisition to be consummated on or before November 30, 2011.  The Stock Purchase Agreement provides that, in the event that (i) all conditions to Ashland’s obligations have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and (ii) Ashland fails to consummate the transaction within ten business days following written notice from the Sellers, then the Sellers may terminate the Stock Purchase Agreement and Ashland will be required to pay the Sellers a reverse termination fee in the amount of $412.8 million, provided that, three business days after receipt of the written notice from the Sellers, Ashland’s obligation to close will no longer be subject to the condition that there has not occurred any material adverse change since December 31, 2010 to the extent any such change occurs or arises after this three business day period.

Ashland and the Sellers have agreed to indemnify each other for losses arising from breaches of the representations, warranties and covenants of the Stock Purchase Agreement and for certain other liabilities, subject to specified limitations.

Certain real property owned by ISP will be transferred to the Sellers in connection with the closing.  In addition, Ashland and the Sellers have agreed to enter into related transaction agreements at or prior to the closing, including a transition services agreement and a lease of a portion of the transferred real property back to Ashland.

The above description of the Stock Purchase Agreement and the Acquisition does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Stock Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference.

The Stock Purchase Agreement has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about Ashland or ISP.  The Stock Purchase Agreement contains representations and warranties that Ashland, on the one hand, and Sellers, on the other hand, made to and solely for the benefit of each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Stock Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract or contained in confidential disclosure schedules.  Such disclosure schedules modify, qualify or create exceptions to the representations and warranties set forth in the Stock Purchase Agreement.  Some of those representations and warranties (i) may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, (ii) may be subject to a contractual standard of materiality different from those generally applicable to security holders or (iii) may have been used for the purpose of allocating risk between the parties to the Stock Purchase Agreement rather than establishing matters as facts.  For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.  Security holders are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Ashland or ISP.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in Ashland’s public disclosures.

Finance Commitment Letter

On May 30, 2011, Ashland entered into a debt financing commitment letter (the “Commitment Letter”) with Citigroup Global Markets Inc., The Bank of Nova Scotia, Bank of America, N.A., U.S. Bank National Association, and Merrill Lynch, Pierce, Fenner & Smith Incorporated  (together with one or more of their affiliates, the “Commitment Parties”).  Pursuant to the Commitment Letter, certain of the Commitment Parties will act as the initial lenders, joint lead arrangers and joint book running managers with respect to a $3.65 billion senior secured credit facility (the “Senior Credit Facility”), comprised of (i) a $1.2 billion term loan A facility, (ii) a $1.7 billion term loan B facility and (iii) a $750 million revolving credit facility, to be available on the closing date subject to the terms and conditions set forth in the Commitment Letter.  Proceeds from the Senior Credit Facility will be used, together with approximately $500 million of cash on hand, to finance the Acquisition, the costs and expenses related to the Acquisition, the repayment of certain existing indebtedness of ISP and Ashland (including Ashland’s existing senior secured credit facility pursuant to the Credit Agreement dated as of March 31, 2010, among Ashland Inc., as borrower, the lenders from time to time party thereto, the other parties thereto and Bank of America, N.A., as administrative agent), and the ongoing working capital and other general corporate purposes of Ashland after consummation of the Acquisition.

The Senior Credit Facility is subject to the negotiation of mutually acceptable credit or loan agreements and other mutually acceptable definitive documentation, which will include certain representations and warranties, affirmative and negative covenants, financial covenants, events of default and collateral and guarantee arrangements that are customarily required for similar financings.  Additionally, the Commitment Parties’ obligations to provide the financing are subject to the satisfaction of specified conditions, including the consummation of the Acquisition in accordance with the terms of the Stock Purchase Agreement, the accuracy of specified representations and the absence of specified defaults.

The documentation governing the Senior Credit Facility has not been finalized, and accordingly the actual terms may differ from the description of such terms in the foregoing summary of the Commitment Letter.  The foregoing summary of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the terms and conditions of the Commitment Letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01.  Other Events.

Issuance of News Release

On May 31, 2011, Ashland issued a news release in connection with the Acquisition.  The full text of the news release is attached hereto as Exhibit 99.1.

Termination of Automatic Share Repurchase Program

In connection with the Acquisition, Ashland has terminated its 10b5-1 automatic trading program effective May 31, 2011.  Ashland may continue to make purchases of Ashland common stock under the $400 million stock repurchase program that commenced on April 1, 2011.  Such purchases will be in discretionary transactions on the open market or privately negotiated transactions, the exact amount and timing of which will be dependent upon a number of factors including trading price, trading volume and general market conditions.  To date, Ashland has repurchased approximately 1.2 million shares at an aggregate cost of $71 million under this repurchase program.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit                      Description

2.1
Stock Purchase Agreement, dated as of May 30, 2011, entered into by and among The Samuel J. Heyman 1981 Continuing Trust for Lazarus S. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Eleanor S. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Jennifer L. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Elizabeth D. Heyman, The Lazarus S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Eleanor S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Jennifer L. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Elizabeth D. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Horizon Holdings Residual Trust, RFH Investment Holdings LLC, Ashland Inc. and Ronnie F. Heyman, as representative of the Seller Parties (pursuant to Item 601(b)(2) of Regulation S-K, exhibits and schedules to this Stock Purchase Agreement have been omitted; exhibits and schedules will be supplementally provided to the SEC upon request).

10.1
Commitment Letter dated as of May 30, 2011, among Citigroup Global Markets Inc., The Bank of Nova Scotia, Bank of America, N.A., U.S. Bank National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Ashland Inc.

99.1	News Release issued by Ashland Inc. dated May 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

Date: May 31, 2011	/s/ Lamar M. Chambers
Lamar M. Chambers
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1
Stock Purchase Agreement, dated as of May 30, 2011, entered into by and among The Samuel J. Heyman 1981 Continuing Trust for Lazarus S. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Eleanor S. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Jennifer L. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Elizabeth D. Heyman, The Lazarus S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Eleanor S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Jennifer L. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Elizabeth D. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Horizon Holdings Residual Trust, RFH Investment Holdings LLC, Ashland Inc. and Ronnie F. Heyman, as representative of the Seller Parties (pursuant to Item 601(b)(2) of Regulation S-K, exhibits and schedules to this Stock Purchase Agreement have been omitted; exhibits and schedules will be supplementally provided to the SEC upon request).

10.1
Commitment Letter dated as of May 30, 2011, among Citigroup Global Markets Inc., The Bank of Nova Scotia, Bank of America, N.A., U.S. Bank National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Ashland Inc.

99.1	News Release issued by Ashland Inc. dated May 31, 2011.